EXHIBIT 99.1

NEWS RELEASE

For Release: Tuesday, April 23, 2013, 3:05pm Central Time	Contact:	James Hennen, CFO
Phil Nalbone, VP
Vascular Solutions, Inc.
(763) 656-4300

VASCULAR SOLUTIONS REPORTS FIRST QUARTER RESULTS

-	Record revenue increases 10% to $26.1 million, led by strong sales growth in both catheter products and vein products
-	Adjusted earnings per share, excluding the impact of the previously-announced Guardian product recall, increases 33% to $0.16, with GAAP earnings per share increasing 8% to $0.13
-	Maintaining 2013 revenue guidance of $106-$110 million, an increase of 10% from 2012 at the midpoint of guidance
-
Maintaining adjusted 2013 EPS guidance, excluding the impact of the Guardian product recall, of $0.66-$0.70, an increase of 13% from 2012 at the midpoint of guidance, corresponding to 2013 EPS guidance of $0.62-$0.66 on a GAAP basis

MINNEAPOLIS, Minnesota – Vascular Solutions, Inc. (Nasdaq: VASC) today reported financial results for the first quarter ended March 31, 2013. Net revenue increased 10% to a record quarterly level of $26.1 million compared to $23.8 million in the first quarter of 2012. The company’s revenue guidance range for the quarter was $26.0 million to $27.0 million.

U.S. product sales increased 10% to $21.9 million compared to $19.9 million in the year-ago first quarter, while international product sales increased 9% to $4.1 million compared to $3.8 million in the year-ago first quarter.

Gross margin was 66.6% in the first quarter, a decrease from 67.1% in the first quarter of 2012 and a decrease on a sequential basis from 67.2% in the fourth quarter of 2012. Costs incurred in connection with the previously-announced recall of the Guardian® hemostasis valves in the first quarter were $550,000, equating to a 210 basis point reduction in the overall gross margin. On an adjusted basis, excluding the impact of the Guardian product recall, gross margin was 68.7% in the first quarter. Sales of the Guardian hemostasis valves are expected to recommence in June 2013 with no additional costs expected to be incurred as a result of the recall. Vascular Solutions expects gross margin to be between 68% and 69% in the second quarter of 2013.

Operating income in the first quarter, adjusted to exclude the impact of the Guardian product recall, was $3.7 million, representing an operating margin of 13.9%.  This was an increase of 18% from $3.1 million in operating income and a 13.1% operating margin in the first quarter of 2012. On a GAAP basis, operating income for the first quarter of 2013 was $2.9 million, representing an operating margin of 11.1%. Operating income in the first quarter of 2013 was negatively impacted by $317,000 in additional taxes resulting from the new U.S. medical device excise tax that was effective January 1, 2013. For the remainder of 2013, Vascular Solutions expects operating margins to be between 16% and 17%.

Adjusted EPS in the first quarter was $0.16, an increase of 33% from $0.12 in the first quarter of 2012.  On a GAAP basis, including the costs associated with the Guardian product recall, EPS in the first quarter of 2013 was $0.13.  The company’s guidance called for first quarter EPS of between $0.15 and $0.16.

“Vascular Solutions continues to grow sales and earnings in a challenging medical device market through continuous new product innovation, a strategy which we maintained during the first quarter,” said Howard Root, Chief Executive Officer of Vascular Solutions. “The underlying strength of our operating performance in the first quarter was masked to a degree by the impact of the recall of our Guardian hemostasis valves, which we estimate resulted in $350,000 in lost revenue in addition to $550,000 in recall expenses.  However, we expect to correct this situation in the second quarter and resume shipments of Guardian products in June without additional expense, and we are very excited about the second quarter’s global re-launch of the Venture® catheter that we acquired last year from St. Jude Medical.  With approximately ten additional new products in the pipeline scheduled for U.S. launch yet this year and 40 total new products in our development pipeline, we remain optimistic about our revenue and earnings growth for 2013 and beyond,” Mr. Root added.

First Quarter Revenue by Product Line

Net sales of catheter products, the company’s largest product line, were $16.6 million during the first quarter of 2013, an increase of 12% compared to $14.9 million in the first quarter of 2012.

Within the catheter products category, first quarter sales of Pronto® aspiration catheters were $5.1 million, stable on both a sequential and year-over-year basis.  “This marked the sixth consecutive quarter of steady results for our Pronto catheter business, and we are pleased with our performance in a worldwide aspiration catheter market that remains challenging due to competitive pricing pressures,” Mr. Root said. “We are maintaining our leading share in this market due to the superior features and benefits of the Pronto catheter, and we remain focused on broadening our product offerings in the aspiration catheter market.”

Sales of the GuideLiner® catheter were $4.8 million in the first quarter, an increase of 48% from the $3.2 million in the year-ago quarter and an increase of 16% sequentially from the $4.1 million in the fourth quarter. “The GuideLiner product line continues to experience rapid adoption as more and more physicians in both the U.S. and abroad recognize the clinical benefits of this unique product in challenging interventions,” Mr. Root said. “The GuideLiner product line is now in its fourth year on the market and is very close to emerging as the highest-selling product in our broad portfolio of more than 70 products.”

Other catheter products that contributed significantly to the year-over-year sales increase during the first quarter were the Langston® dual-lumen pressure measurement catheters, which grew 17%; the Twin-Pass® dual-access catheters, which grew 19%; specialty guidewires for interventional procedures, which grew 32%; and the SuperCross™ microcatheters, which grew 51%.  As a result of the recall, sales of Guardian products and related inflation device decreased 50% to $350,000 in the first quarter.

Net sales of hemostat products (mainly consisting of D-Stat® Dry, D-Stat Flowable and radial products) were $5.8 million in the first quarter, a decrease of 2% from the year-earlier $5.9 million. “We have made excellent progress in the early stages of our new product launches in the fast-growing radial artery catheterization market, and we continue to expect this effort to restore growth to our overall hemostat products category during 2013,” Mr. Root said.  “Balancing this growth, the femoral artery hemostat patch market remains intensely competitive, but we have maintained our position of market leadership because of the clinical superiority of our thrombin-based D-Stat Dry and Thrombix® products.”

In the vein products category, first quarter net revenues increased 21% to $3.6 million from $2.9 million in the year-ago quarter. Vein product revenue during the first quarter included $1.5 million from the reprocessing service for ClosureFAST® radiofrequency catheters, compared to approximately $0.5 million in reprocessing revenue in the year-ago first quarter. The ClosureFAST reprocessing service was launched on January 16, 2012. “Our reprocessing partner, Northeast Scientific, has now successfully reprocessed more than 20,000 ClosureFAST vein ablation catheters, and that volume is a strong indication of the reliability and effectiveness of this reprocessing program that is allowing vein clinics to cut costs and reduce medical waste,” Mr. Root said. “We expect significant continued growth in our ClosureFAST reprocessing service in 2013, and we also intend to benefit by selling more ancillary products for vein therapy procedures to our expanded vein clinic customer base.”

Financial Guidance

For 2013, Vascular Solutions is maintaining guidance for net revenue of between $106 million and $110 million. The mid-point of this range represents an increase of 10% from $98.4 million in 2012.

Also for 2013, Vascular Solutions continues to expect net earnings, adjusted to exclude the effects of the Guardian product recall, of between $0.66 and $0.70 per fully diluted share, which at the mid-point represents growth of 13% from $0.60 in 2012.  On a GAAP basis, this adjusted earnings guidance corresponds to net earnings of between $0.62 and $0.66 per fully diluted share. Both the adjusted and GAAP earnings per share guidance for 2013 include between $1.3 million and $1.5 million for the U.S. medical device excise tax, and an assumed 36% effective income tax rate.

For the second quarter of 2013, Vascular Solutions is providing guidance for net revenue of between $26.5 million and $27.5 million, which at the mid-point would represent growth of 9% from $24.7 million in the second quarter of 2012. Net earnings for the second quarter of 2013 are projected to be between $0.16 and $0.17 per fully diluted share, representing an increase of 12% at the mid-point compared to $0.15 in the second quarter of 2012. The company’s net earnings guidance for the second quarter of 2013 includes $0.35 million for the U.S. medical device excise tax, and an assumed 38% effective income tax rate.

Cash Flow and Balance Sheet Highlights

Vascular Solutions ended the first quarter of 2013 with $14.1 million in cash and cash equivalents, up from $11.6 million at the end of the December quarter of 2012. During the first quarter, the company generated $4.9 million in cash from operations and used cash of approximately $1.8 million on capital expenditures and $1.1 million to purchase shares that vested under outstanding restricted stock awards to satisfy income tax withholding requirements.

“Vascular Solutions has excellent operating cash flows, a strong balance sheet, and good working capital flexibility, which has allowed us to expand our revenue opportunities through tuck-in acquisitions and alliances while continuing to make the capital investments that are necessary to support our future growth objectives,” Mr. Root said.  “We have a strong pipeline of internally-developed new products in development and we remain committed to acquisitions or alliances that will allow us to leverage our existing call points in interventional cardiology, interventional radiology, electrophysiology, and the vein market.”

Conference Call & Webcast Information

Vascular Solutions will host a live webcast starting at 3:30 p.m., Central Time today to discuss the information contained in this press release.  The live web cast may be accessed on the investor relations portion of the company’s web site at www.vasc.com.  An audio replay of the call will be available until Tuesday, April 30, 2013, by dialing 888-203-1112 and entering conference ID# 4948641.  A recording of the call will also be archived on the Company’s web site, www.vasc.com, until Tuesday, April 30, 2013. During the conference call the Company may answer one or more questions concerning business and financial developments and trends, the Company’s view on earnings forecasts and new product development and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

VASCULAR SOLUTIONS, INC.
CONDENSED STATEMENTS OF EARNINGS
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2013	2012
	(unaudited)

Revenue:
Product revenue	$25,977	$23,706
License revenue	87	87
Total revenue	26,064	23,793

Product costs and operating expenses:
Cost of goods sold	8,697	7,838
Research and development	3,405	3,074
Clinical and regulatory	1,163	1,132
Sales and marketing	6,971	6,601
General and administrative	2,240	1,686
Medical device excise taxes	317	-
Amortization of purchased technology and intangibles	367	335
Operating earnings	2,904	3,127

Interest expense	(3)	(3)
Foreign exchange gain/(loss)	(13)	5
Earnings before income tax	2,888	3,129

Income tax expense	(763)	(1,220)
Net earnings	$2,125	$1,909

Net earnings per common share - basic	$0.13	$0.12
Shares used in computing basic net earnings per common share	16,043	16,004
Net earnings per common share - diluted	$0.13	$0.12
Shares used in computing diluted net earnings per common share	16,720	16,349

VASCULAR SOLUTIONS, INC.
CONDENSED BALANCE SHEETS
(In thousands)

	March 31,	December 31,
	2013	2012
	(unaudited)	(note)
ASSETS
Current assets:
Cash and cash equivalents	$14,053	$11,554
Accounts receivable, net	14,465	13,780
Inventories	13,374	13,737
Prepaid expenses and other	2,637	2,670
Current portion of deferred tax assets	6,800	6,800
Total current assets	51,329	48,541
Property, plant and equipment, net	15,978	14,756
Goodwill	10,313	10,387
Intangible assets, net	11,913	12,325
Deferred tax assets, net of current portion and liabilities	2,340	1,993
Total assets	$91,873	$88,002

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Total current liabilities	$12,039	$10,525

Long-term deferred revenue and contingent consideration, net of current portion	559	610

Shareholders’ equity:
Total shareholders’ equity	79,275	76,867
Total liabilities and shareholders’ equity	$91,873	$88,002

Note: Derived from the audited financial statements at that date.

VASCULAR SOLUTIONS, INC.
NON-GAAP RECONCILIATION OF ADJUSTED EARNINGS
(Unaudited, in thousands except per-share data and percentages)

	Three Months Ended March 31, 2013	Guardian Recall (a) Adjustments		Non-GAAP Adjusted

Revenue	$26,064	$350	(b)	$26,414
Cost of goods sold	8,697	(425	)(c)	8,272
Gross profit	17,367	775		18,142

Operating earnings	2,904	775		3,679

Gross margin	66.6%			68.7%
Operating margin	11.1%			13.9%

EPS - current period	$0.13	$0.03	(d)	$0.16
EPS - full year guidance	$0.62 to $0.66	$0.04	(e)	$0.66 to $0.70

(a)
On February 28, 2013, Vascular Solutions Zerusa Ltd., a subsidiary of Vascular Solutions, Inc., initiated a recall of its Guardian hemostasis valves.  The Company expects to resume shipping Guardian hemostasis valves in June 2013.  The Company estimates reduced Guardian product revenue of $350,000 for the first quarter of 2013 and $850,000 for the full year as a result of the product being off the market between those dates. The Company recorded costs of approximately $550,000 related to scrap, product returns, and freight associated with recalling the product, all of which was included as additional cost of goods sold in the first quarter of 2013.

(b)	Estimated revenue lost due to Guardian product recall
(c)	$550,000 of Guardian product recall costs less estimated cost of goods sold reduction of $125,000 due to the lost revenue
(d)	Reflecting $350,000 of lost revenue and $550,000 of Guardian product recall costs, after tax at an assumed rate of 38%
(e)	Reflecting $850,000 of lost revenue and $550,000 of Guardian product recall costs, after tax at an assumed rate of 38%

About Vascular Solutions

Vascular Solutions, Inc. is an innovative medical device company that focuses on developing unique clinical solutions for coronary and peripheral vascular procedures.  The company’s product line consists of more than 70 products and services in three categories: catheter products, hemostat products and vein products.  Vascular Solutions delivers its products and services to interventional cardiologists, interventional radiologists, electrophysiologists and vein specialists through its direct U.S. sales force and international independent distributor network.

All listed trademarks are the property of Vascular Solutions, Inc. with the exception of ClosureFAST, which is a registered trademark of VNUS Medical Technologies, Inc.

Safe Harbor for Forward-Looking Statements

The information in this press release contains forward-looking statements that involve risks and uncertainties. Those statements include expectation about our future revenues, gross margin, operating margin, Guardian products recall costs, lost Guardian products revenue, legal expenses, non-cash stock-based compensation expense, amortization of intangibles, U.S. medical device excise tax, income tax rate and earnings per share; expectations about resumption of Guardian products shipments and the re-launch of the Venture catheter; expected growth in our overall hemostat products category; and expectations about growth in our ClosureFAST reprocessing service and sales of ancillary products to our vein clinic customer base. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K for the year ended December 31, 2012 and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with the need for adoption of our new products, lack of sustained profitability, exposure to intellectual property claims, significant variability in quarterly results, exposure to possible product liability claims, the development of new products by others, doing business in international markets, the availability of third party reimbursement, the mix of our revenues between products we manufacture and sell in the United States, products we sell internationally, service reviews and sales of purchased finished goods, and actions by the FDA.

Use of Non-GAAP Financial Information

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, we are reporting non-GAAP financial results including revenues, gross margin, operating margin and earnings per share adjusted for the effects of the Guardian product recall. We believe that these non-GAAP measures provide meaningful insight to investors by adjusting for unusual and unpredictable events and allowing investors to evaluate our financial performance without the effects of such events.  We use these non-GAAP measures to assess our operating performance and to compare results between periods. The method we use to produce non-GAAP results is not in accordance with GAAP and may differ from the methods used by other companies. Non-GAAP results should not be regarded as a substitute for corresponding GAAP measures but instead should be utilized as a supplemental measure of operating performance in evaluating our business. Non-GAAP measures do have limitations in that they do not reflect certain items that may have a material impact upon our reported financial results. As such, these non-GAAP measures presented should be viewed in conjunction with both our financial statements prepared in accordance with GAAP and the reconciliation of the supplemental non-GAAP financial measures to the comparable GAAP results provided for the specific period presented, which is attached to this release.

For further information, connect to www.vasc.com.
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